Exhibit 99.1

            DCP MIDSTREAM PARTNERS REPORTS THIRD QUARTER 2006 RESULTS

    DENVER, Nov. 8 /PRNewswire-FirstCall/ -- DCP Midstream Partners, LP
(NYSE: DPM) today reported results of operations for the three and nine months ended Sept. 30, 2006. On Dec. 7, 2005, DCP Midstream Partners, LP (the Partnership) completed its initial public offering of common units. Earnings for periods prior to the date of the initial public offering are attributable to DCP Midstream Partners Predecessor, which consists of subsidiaries and assets of Duke Energy Field Services, LLC, (DEFS) the owner of the Partnership's general partner, which were contributed to the Partnership.

    For the three months ended Sept. 30, 2006, the Partnership reported net income of $9.7 million, or $0.51 per limited partner unit, compared to $3.6 million for the same period in 2005. For the nine months ended Sept. 30, 2006, the Partnership reported net income of $23.9 million, or $1.32 per limited partner unit, compared to $18.4 million for the same period in 2005.

    On Oct. 25, 2006, the board of directors of the Partnership's general partner declared a $0.025 increase in the quarterly distribution to $0.405 per limited partner unit, equating to a prospective annual distribution of $1.62 per limited partner unit. The new distribution rate represents a 15.7 percent increase over the minimum quarterly distribution of $0.35 per unit set forth in the prospectus in connection with the Partnership's initial public offering in December 2005. The Partnership's distributable cash flow for the three months ended Sept. 30, 2006 was $12.5 million, or 1.7 times the amount required to cover its current distribution rate to the general and limited partners. The Partnership's distributable cash flow for the nine months ended Sept. 30, 2006 was $31.8 million, or 1.6 times the amount required to cover its current distribution rate to the general and limited partners.

    "We've had another great quarter, with strong earnings and cash flow supported by commodity prices and continued drilling around our assets by ConocoPhillips and others," said Jim Mogg, chairman. "The solid performance of our business allowed us to increase our unitholder distributions by over 15 percent since our IPO last December. We recently announced the acquisition of Gas Supply Resources, a wholesale propane logistics company, from DEFS for approximately $77 million, as well as an additional $250 million acquisition from DEFS planned for 2007. We're very excited about continuing to grow DCP Midstream Partners and delivering value to our unitholders."

    EBITDA for the third quarter of 2006 was $13.9 million, compared to $6.5 million in the corresponding 2005 period. The primary driver of the increase was the gross margin impact of strong crude oil and natural gas liquids (NGL) prices. Additional contributors were increased gathering and processing volumes, marketing activity on our PELICO pipeline system, as well as lower operating and maintenance expense. A portion of the volume increase is attributable to lower volumes in the third quarter of 2005 due to hurricane Katrina.

    EBITDA for the nine months ended Sept. 30, 2006 was $36.2 million, compared to $27.2 million in the corresponding 2005 period. The primary driver of the increase was the gross margin impact of strong crude oil and NGL prices. Additional contributors were increased gathering and processing volumes, marketing activity on our PELICO pipeline system, as well as lower operating and maintenance expense, partially offset by higher general and administrative expense. A portion of the volume increase is attributable to lower volumes in the third quarter of 2005 due to hurricane Katrina. Operating and maintenance expense decreased $0.6 million for the nine months ended Sept. 30, 2006 as compared to the same period in 2005 due primarily to lower repair and maintenance expense, compressor lease expense and asset integrity and environmental expense, partially offset by higher direct labor and chemical costs. We anticipate that some of the savings achieved in operating and maintenance expense for the nine months ending Sept. 30, 2006, will reverse in the fourth quarter of 2006. General and administrative expenses increased $3.9 million for the nine months ended Sept. 30, 2006 as compared to the same period in 2005 due primarily to higher public company costs and employee expenses not incurred in 2005.

    As of Sept. 30, 2006, the Partnership has hedged approximately 80 percent of its projected natural gas, NGL, and condensate commodity price exposure through 2010 and approximately 60 percent of its projected condensate commodity price exposure in 2011. As a result, changes in commodity prices are not expected to have a significant impact on earnings and cash flows of the Partnership.

    EBITDA, gross margin, segment gross margin, and distributable cash flow are non-GAAP financial measures and are explained in greater detail under "Non-GAAP Financial Information" below.

    OPERATING RESULTS BY BUSINESS SEGMENT

    Natural Gas Services -- Gross margin increased $5.4 million to $20.7 million for the three months ended Sept. 30, 2006, from $15.3 million in the same period of 2005. Gross margin increased $12.1 million to $55.9 million for the nine months ended Sept. 30, 2006 from $43.8 million in the same period in 2005. These increases are due primarily to higher commodity prices and favorable frac spreads in the third quarter of 2006 along with an increase in volumes attributable to strong drilling activity around our assets and crosshaul volumes on our PELICO system.

    NGL Logistics -- Gross margin related to our Seabreeze pipeline was $1.2 million for the three months ended Sept. 30, 2006 compared to $0.7 million during the same period of 2005. Gross margin for the nine months ended Sept. 30, 2006 was $3.2 million, compared to $2.7 million during the same period in 2005. These increases are due primarily to increased volumes.

    EARNINGS CALL

    DCP Midstream Partners will hold its quarterly conference call to discuss second quarter results Nov. 9, 2006 at 11 a.m. ET. The dial-in number for the call is 866-770-7120 in the United States or 617-213-8065 outside the United States, pass code 83686348. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners' Web site at http://www.dcppartners.com. The call will be available for replay for seven days by dialing 888-286-8010, in the United States or 617-801-6888 outside the United States, pass code 30663914. A replay and transcript of the broadcast will also be available on the company's Web site.

    NON-GAAP FINANCIAL INFORMATION

    This press release and the accompanying financial schedules include the non-generally accepted accounting principles ("non-GAAP") financial measures of EBITDA, gross margin, segment gross margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders.

    We define EBITDA as net income less interest income plus interest expense and depreciation and amortization expense. EBITDA is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner and finance maintenance capital expenditures. Our EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

    EBITDA is also used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

    * financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
    * our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and
    * viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

    We define gross margin as total operating revenues less purchases of natural gas and NGLs, and we define segment gross margin for each segment as total operating revenues for that segment less purchases of natural gas and NGLs for that segment. Our gross margin equals the sum of our segment gross margins. Gross margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product sales and purchases, a key component of our operations. Our gross margin may not be comparable to a similarly titled measure of other companies because other entities may not calculate gross margin in the same manner.

    We define distributable cash flow as EBITDA, plus interest income, less interest expense, earnings from equity method investment, maintenance capital expenditures, net of reimbursable projects, and adjustments for non-cash hedge ineffectiveness. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Non-cash hedge ineffectiveness refers to the ineffective portion of our cash flow hedges, which is recorded in earnings in the current period. This amount is considered to be non-cash for the purpose of computing distributable cash because settlement will not occur until future periods and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

    DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by Duke Energy Field Services, LLC, a joint venture between Duke Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

    This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP including projections, estimates, forecasts, plans and objectives. These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from what is expressed in such forward-looking information.

    In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

                           DCP MIDSTREAM PARTNERS, LP
                              RESULTS OF OPERATIONS
                                   (Unaudited)

                                               Three Months Ended             Nine Months Ended
                                                  September 30,                 September 30,
                                           ---------------------------   ---------------------------
                                               2006           2005           2006           2005
                                           ------------   ------------   ------------   ------------
                                                     ($ in millions, except per unit data)
Sales of natural gas, NGLs and
 condensate                                $       95.0   $      227.4   $      296.6   $      494.2
Transportation and processing
 services                                           7.0            5.9           20.4           16.7
     Total operating revenues                     102.0          233.3          317.0          510.9
Purchases of natural gas and NGLs                  80.1          217.3          257.9          464.4
Gross margin                                       21.9           16.0           59.1           46.5
Operating and maintenance expense                   3.6            5.0           10.9           11.5
General and administrative expense                  4.4            4.6           12.1            8.2
Earnings from equity method
 investment                                          --            0.1            0.1            0.4
EBITDA                                             13.9            6.5           36.2           27.2
Depreciation and amortization
 expense                                            3.0            2.9            8.9            8.8
Interest income                                     1.7             --            4.7             --
Interest expense                                    2.9             --            8.1             --
Net income                                          9.7            3.6           23.9           18.4
  Less:
    Net income attributable to
     DCP Midstream Partners
     Predecessor                                     --           (3.6)            --          (18.4)
    General partner interest in
     net income                                    (0.2)            --           (0.5)            --

Net income allocable to limited
 partners                                  $        9.5   $         --   $       23.4   $         --

Net income per limited partner
 unit -- basic and diluted                 $       0.51   $         --   $       1.32   $         --

Weighted average limited
  partners' units outstanding
  -- basic and diluted                             17.5             --           17.5             --

                           DCP MIDSTREAM PARTNERS, LP
                      SEGMENT FINANCIAL AND OPERATING DATA
                                   (Unaudited)

                                               Three Months Ended             Nine Months Ended
                                                  September 30,                 September 30,
                                           ---------------------------   ---------------------------
                                               2006           2005           2006           2005
                                           ------------   ------------   ------------   ------------
                                                                ($ in millions)
Natural Gas Services Segment:
 Financial data:
  Segment gross margin                     $       20.7   $       15.3   $       55.9   $       43.8
 Operating data:
  Natural gas throughput (MMcf/d)                   393            367            381            339
  NGL gross production (Bbls/d)                   5,384          4,507          5,222          4,795

NGL Logistics Segment:
 Financial data:
  Segment gross margin                     $        1.2   $        0.7   $        3.2   $        2.7
 Operating data:
  Seabreeze throughput (Bbls/d)                  20,272         17,046         19,667         15,334
  Black Lake throughput (Bbls/d)(c)               5,410          4,708          4,858          4,972

                           DCP MIDSTREAM PARTNERS, LP
                       RECONCILIATION OF NON-GAAP MEASURES
                                   (Unaudited)

                                               Three Months Ended             Nine Months Ended
                                                  September 30,                 September 30,
                                           ---------------------------   ---------------------------
                                               2006           2005           2006           2005
                                           ------------   ------------   ------------   ------------
                                                                ($ in millions)
Reconciliation of segment net
 income to segment gross margin:

Natural Gas Services segment:
Segment net income                         $       14.9   $        7.6   $       37.6   $       24.2
  Add:
    Depreciation and
     amortization expense                           2.7            2.8            8.2            8.3
    Operating and maintenance
     expense                                        3.1            4.9           10.1           11.3
Segment gross margin                       $       20.7   $       15.3   $       55.9   $       43.8

NGL Logistics segment:
Segment net income                         $        0.4   $        0.6   $        1.8   $        2.4
  Add:
    Depreciation and amortization
     expense                                        0.3            0.1            0.7            0.5
    Operating and maintenance
     expense                                        0.5            0.1            0.8            0.2
  Less:
    Earnings from equity method
     investment                                      --            0.1            0.1            0.4
Segment gross margin                       $        1.2   $        0.7   $        3.2   $        2.7

                           DCP MIDSTREAM PARTNERS, LP
                 RECONCILIATION OF NON-GAAP MEASURES - Continued
                                   (Unaudited)

                                                  Three Months     Nine Months
                                                      Ended           Ended
                                                  September 30,   September 30,
                                                      2006            2006
                                                  -------------   -------------
                                                         ($ in millions)
Reconciliation of net income
 to EBITDA:
Net income                                        $         9.7   $        23.9
  Interest income                                          (1.7)           (4.7)
  Interest expense                                          2.9             8.1
  Depreciation and amortization expense                     3.0             8.9
EBITDA                                            $        13.9   $        36.2

Reconciliation of net cash provided
 by operating activities to EBITDA:
Net cash provided by operating activities         $         6.0   $        16.8
  Net changes in operating assets and
   liabilities                                              6.2            14.1
  Other, net                                                0.5             1.8
  Interest income                                          (1.7)           (4.7)
  Interest expense                                          2.9             8.1
  Earnings from equity method investment                     --             0.1
EBITDA                                            $        13.9   $        36.2

Reconciliation of net cash provided by operating
 activities to distributable cash flow:
Net cash provided by operating activities         $         6.0   $        16.8
  Maintenance capital expenditures, net of
   reimbursable projects                                   (0.2)           (2.4)
  Post closing reimbursement from DEFS for
   maintenance capital expenditures                         0.1             1.1
  Non-cash hedge ineffectiveness                           (0.1)            0.4
  Net changes in operating assets and
   liabilities                                              6.2            14.1
  Other, net                                                0.5             1.8
Distributable cash flow                           $        12.5   $        31.8


                                                  Three Months     Nine Months
                                                      Ended           Ended
                                                  September 30,   September 30,
                                                      2005            2005
                                                  -------------   -------------
                                                         ($ in millions)
Reconciliation of net income to EBITDA:
Net income                                        $         3.6   $        18.4
  Depreciation and amortization                             2.9             8.8
EBITDA                                            $         6.5   $        27.2

Reconciliation of net cash (used in) provided
 by operating activities to EBITDA:
Net cash (used in) provided by operating
 activities                                       $       (10.2)  $         7.7
  Earnings from equity method investment                    0.1             0.4
  Net changes in operating assets and
   liabilities                                             16.5            19.0
  Other, net                                                0.1             0.1
EBITDA                                            $         6.5   $        27.2


SOURCE  DCP Midstream Partners, LP
    -0-                             11/08/2006
    /CONTACT: Karen Taylor of DCP Midstream Partners, LP, +1-303-633-2913, or 24-Hour, +1-303-809-9160/
    /First Call Analyst: /
    /FCMN Contact: kltaylor@dcppartners.com /
    /Web site:  http://www.dcppartners.com/